[GRAPHIC OMITTED]


For Immediate Release


                  Nasdaq Finds US Interactive in Compliance for
                        Continued National Market Listing

Cupertino, CA - December 5, 2000 - U.S. Interactive, Inc. (Nasdaq: USIT) today said that it has been notified by Nasdaq that the Company is in compliance with total assets and total revenue requirements for continued listing on the Nasdaq National Market.

         This determination was based upon the Company reporting total assets and total revenue of at least $50,000,000 in the Company's Quarterly Report on Form 10-Q for the period ended September 30, 2000. As previously reported in the Quarterly Report on Form 10-Q, a hearing had been scheduled for December 8, 2000, at which a determination was to be made regarding the Company's compliance with the listing requirements. The hearing has been canceled.

         "We are pleased with Nasdaq's finding," said Mohan Uttarwar, US Interactive's president and CEO. "We feel it is important to retain our current Nasdaq presence as our Company implements its new, recently announced strategic initiatives. Our focus is now concentrated on delivering Internet-centric customer management solutions, primarily to the communications and financial services industries."

         The Company is currently within a 90-day grace period to achieve compliance with the Nasdaq requirement that shares of the Company's common stock maintain a minimum bid price of $5.00 per share for a period of 10 consecutive trading days prior to January 29, 2001. This grace period expires on January 29, 2001. Nasdaq has informed the Company that in the event the Company is unable to achieve compliance with this requirement by January 29, 2001, the Company will be provided an opportunity to request a hearing at that time.

About US Interactive

         US Interactive(R)(Nasdaq: USIT) is a leading Internet professional services company that focuses on providing customer management solutions to clients in the communications and financial services industries. The Company has completed more than 650 projects and has worked with Fortune 1000 companies in North America, Europe, Asia, Australia and Latin America. Its clients have included such companies as Adidas, AIG, Asia Online, Deloitte Consulting, Sprint, Thomson Consumer Electronics and Toyota.

Forward Looking Statements

         Certain statements made in this press release are not historical facts but are "forward looking statements" and may involve risks and uncertainties which could cause actual future results to differ materially and adversely from those anticipated by such statements. Included among the factors that could affect the Company's performance and future results include: the ability of the Company to successfully market and sell the recently released version of e2e Hub software and the ability of the Company to demonstrate the superiority of that software over comparable software of its competitors; the extent to which we are able to expand our business into new markets; the level of demand for our services; significant revenue concentration in a limited number of clients; the lack of long-term contracts and the right of our customers to terminate their contracts with us; our ability to enter into, and retain our existing, strategic relationships; market acceptance, rapid technological change, a decline in Internet usage, and intense competition in our market; our ability to effectively integrate the operational, managerial and financial aspects of acquisitions; our ability to successfully implement the recent restructuring of our business strategy; the ability of our recently restructured senior management team to work together efficiently; our ability to successfully manage and operate our business in light of the existing and planned reductions in operating expenses; our ability to establish profitable operations or raise additional capital in the near future; our ability to restructure our debt obligations including among others the $80 million note issued to former Soft Plus shareholders; our ability to obtain financing when required; our ability to obtain funds required to repay the $80 million note issued to former Soft Plus shareholders in the event we are unable to close on the restructuring of the note, or, if the note is restructured, the portion of the note held by holders who do not consent to the restructuring. For a discussion of these and other risk factors that could affect the Company's business, see "Risk Factors" in the Company's Prospectus dated April 12, 2000.

                                     # # #

The US Interactive name, design and e-Roadmap are registered service marks of U.S. Interactive, Inc. IVL Methodology, CAPTURE, and e2e Solution are service marks of U.S. Interactive, Inc. All other company names and products are trademarks of their respective companies.

EDITOR'S NOTE: Additional information, including other announcements, about U.S. Interactive, Inc. is available at www.usinteractive.com.

Public Relations Contacts:
Jody Cain, Sitrick And Company, phone: 408-863-7609, e-mail;
jody_cain@sitrick.com

Investor Relations Contact:
Shawn Southard, U.S. Interactive, Inc., phone: 610-382-8879, e-mail:
InvestorRelations@usinteractive.com